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                                                                       Exhibit 2

                 CHESTERFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO

                                Chicago, Illinois

                               PLAN OF CONVERSION

                    From Mutual to Stock Form of Organization
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1.      General
        -------

        This Plan of Conversion provides for the conversion of Chesterfield Federal Savings and Loan Association of Chicago (the "Association") from a federally chartered mutual savings and loan association to a federally chartered stock savings association pursuant to the Rules and Regulations of the OTS. As part of the Conversion, the plan provides for the concurrent formation of a holding company (the "Holding Company") that will own 100% of the common stock of the Association. The Board of Directors has considered the alternatives available to the Association with respect to its corporate structure, and has determined that a mutual-to-stock conversion as described in this Plan will be in the best interests of the Association and its customers. Restructuring the Association into the capital stock form of organization will increase its capital base and enhance the Association's ability to expand its franchise and the range of products and services it offers. The stock form of organization will also enable the Association to adopt stock option and other stock benefit plans that will make the Association more competitive in providing incentive compensation to management and employees. Stock ownership is viewed as an effective performance incentive and as a means of attracting, retaining and compensating management and other key personnel. The stock holding company form of organization will also offer the Association greater organizational and operating flexibility, including the expanded powers available to holding companies under the recently enacted financial modernization legislation.

        The Plan provides that non-transferable subscription rights to purchase Conversion Stock will be offered first to Eligible Account Holders of record as of the Eligibility Record Date, then to the Association's Tax-Qualified Employee Plans, then to Supplemental Eligible Account Holders of record as of the Supplemental Eligibility Record Date, and then to Other Members. Concurrently with, at any time during, or promptly after the Subscription Offering, and on a lowest priority basis, an opportunity to subscribe may also be offered to the general public in a Community Offering with a preference given to natural persons who reside in the Association's Local Community. The price of the Conversion Stock will be based upon an independent appraisal of the Association and will reflect its estimated pro forma market value, as converted. No change will be made in the Board of Directors or management as a result of the Conversion.

2.      Definitions
        -----------

        Acting in Concert: the term "acting in concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or
(iii) a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.
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        Associate: The term "associate," when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Holding Company, the Association or a majority-owned subsidiary of the Holding Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (iii) any Person whose Deposit Account is registered to the same address, and (iv) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Holding Company or the Association or any subsidiary of the Holding Company; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any director or officer of the Holding Company or the Association, to the extent provided in Section 5 hereof.

        Association: Chesterfield Federal Savings and Loan Association of Chicago, or such other name as the institution may adopt, in its pre-Conversion mutual form or post-Conversion stock form, as indicated by the context in which it is used.

        Community Offering: The offering to the general public of any unsubscribed shares, which may be effected as provided in Section 5 hereof. The Community Offering may include a Syndicated Community Offering managed by one or more investment banking firms.

        Conversion: The change of the Association's charter and bylaws to a Federal stock charter and bylaws, the sale by the Holding Company of Conversion Stock, and the issuance and sale by the Association of common stock to the Holding Company, all as provided for in this Plan.

        Conversion Stock: Shares of common stock that will be issued and sold by the Holding Company as a part of the Conversion; provided, however, that for purposes of calculating Subscription Rights and maximum purchase limitations under the Plan, references to the number of shares of Conversion Stock shall refer to the number of shares offered in the Subscription Offering.

        Deposit Account: Any savings account as defined in Section 561.42 of the Rules and Regulations of the OTS, withdrawable accounts, including certificates of deposit, and demand accounts in the Association, which are defined in Section 561.16.

        Eligibility Record Date: The close of business on June 30, 1999.

        Eligible Account Holder: Any Person holding a Qualifying Deposit in the Association on the Eligibility Record Date.

        Estimated Price Range: The range of the minimum and maximum aggregate values of the Conversion Stock determined by the Board of Directors of the Association. The Estimated Price Range will be within the estimated pro forma market value of the Conversion Stock as determined by the Independent Appraiser prior to the Subscription Offering as updated from time to time thereafter.

        Exchange Act: The Securities Exchange Act of 1934, as amended.

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        Holding Company: Chesterfield Financial Corp., a Delaware or other state corporation, which upon completion of the Conversion will own all of the outstanding common stock of the Association.

        Independent Appraiser: An appraiser retained by the Association to prepare an appraisal of the pro forma market value of the Conversion Stock.

        Local Community: The Illinois counties of Cook and Will.

        Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

        Member: Any Person or entity that qualifies as a member of the Association pursuant to its charter and bylaws.

        Non-Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan of the Association or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust does not meet the requirements to be "qualified" under
Section 401 of the Internal Revenue Code.

        Officer: An executive officer of the Holding Company or the Association, including the Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents in charge of principal business functions, Secretary and Treasurer.

        Order Form: Any form to be used in the Subscription Offering and in the Community Offering or the Syndicated Community Offering to purchase Conversion Stock.

        Other Member: Any person who is a Member of the Association, other than Eligible Account Holders, Tax-Qualified Employee Plans or Supplemental Eligible Account Holders, as of the Voting Record Date.

        OTS: The Office of Thrift Supervision, Department of the Treasury.

        Person: An individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.

        Plan: This Plan of Conversion of the Association, including any amendment approved as provided in this Plan.

        Public Offering: The offering for sale by the Underwriters to the general public of any shares of Conversion Stock not subscribed for in the Subscription Offering or the Community Offering.

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        Purchase Price: The price per share, determined as provided in Section 5 of the Plan, at which the Conversion Stock will be sold in accordance with the terms hereof.

        Qualifying Deposit: The aggregate balance of each Deposit Account of $50 or more in the Association of an Eligible Account Holder as of the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the Supplemental Eligibility Record Date. Deposit Accounts with balances of less than $50 shall not constitute a Qualifying Deposit.

        SEC: Securities and Exchange Commission.

        Special Meeting: The Special Meeting of Members called for the purpose of considering and voting upon the Plan of Conversion.

        Subscription Offering: The offering of shares of Conversion Stock for subscription and purchase pursuant to Section 5 of the Plan.

        Subscription Rights: Non-transferable, non-negotiable, personal rights of the Association's Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, and Other Members, or trusts of any such persons including individual retirement accounts and Keogh accounts, to subscribe for shares of Conversion Stock in the Subscription Offering.

        Supplemental Eligibility Record Date: The close of business on the last day of the calendar quarter preceding approval of the Plan by the OTS.

        Supplemental Eligible Account Holder: Any person holding a Qualifying Deposit (other than an officer or director and their associates) on the Supplemental Eligibility Record Date.

        Syndicated Community Offering: The offering of Conversion Stock, following or concurrently with the Community Offering, through a syndicate of broker-dealers.

        Tax-Qualified Employee Plans: Any defined benefit plan or defined contribution plan of the Association or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

        Underwriters: The investment banking firm or firms agreeing to purchase Conversion Stock in order to offer and sell such Conversion Stock in the Public Offering.

        Voting Record Date: The close of business on the date set by the Board of Directors in accordance with federal regulations for determining Members eligible to vote at the Special Meeting.

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3.      Steps Prior to Submission of Plan of Conversion to the Members For
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Approval
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        Prior to submission of the Plan of Conversion to Members for approval, the OTS must approve the Association's Application for Approval of Conversion to convert to the federal stock form of organization. The following steps are required to be taken prior to such regulatory approval:

        A. The Plan must be approved by not less than a two-thirds vote of the Board of Directors.

        B. The Association will notify Members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in each community in which the Association maintains an office.

        C. Copies of the Plan adopted by the Board of Directors will be made available for inspection at each office of the Association.

        D. The Association will promptly cause an Application for Approval of Conversion on Form AC to be prepared and filed with the OTS, an Application on Form H-(e)1 (or other applicable form) to be prepared and filed with the OTS and a Registration Statement on Form S-1 (or other applicable form) to be prepared and filed with the SEC.

        E. Upon receipt of notice from the OTS to do so, the Association shall notify its Members that it has filed the Application for Approval of Conversion by posting notice in each of its offices and by publishing notice in a newspaper having general circulation in each community in which the Association maintains an office.

4.      Conversion Procedures and Member Approval
        -----------------------------------------

        Following approval of the Application for Approval of Conversion by the OTS, the Plan will be submitted to a vote of the Members at the Special Meeting. If the Plan is approved by Members holding a majority of the total number of votes entitled to be cast at the Special Meeting, the Association will take all other necessary steps pursuant to applicable laws and regulations to convert to a federal stock savings association as part of a concurrent holding company formation pursuant to the terms of the Plan.

        The Conversion Stock will be offered for sale in the Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members in the priorities set forth in
Section 5.C of this Plan, prior to or within 45 days after the date of the Special Meeting. The Subscription Offering may begin as early as the mailing of the proxy statement for the Special Meeting. The Bank may, either concurrently with, at any time during, or promptly after the Subscription Offering, also offer the Conversion Stock to and accept orders from other Persons in a Community Offering with a preference given to natural persons residing in the Local Community; provided that the Association's Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, and Other Members shall have the priority rights to subscribe for Conversion Stock set forth in

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Section 5 of this Plan. The Holding Company and the Association may delay commencing the Subscription Offering beyond such 45-day period in the event there exists unforeseen material adverse market or financial conditions. If the Subscription Offering commences prior to the Special Meeting, subscriptions will be accepted subject to the approval of the Plan at the Special Meeting.

        The period for the Subscription Offering will be not less than 20 days nor more than 45 days and the period for the Community Offering will be not more than 45 days, unless extended by the Association. If, upon completion of the Subscription Offering and any Community Offering, any shares of Conversion Stock remain available for sale, such shares will, if feasible, be offered for sale in a Syndicated Community Offering or sold to the Underwriters for resale to the general public in the Public Offering. If for any reason the Syndicated Community Offering or Public Offering of all shares not sold in the Subscription Offering and Community Offering cannot be effected, the Holding Company and the Association will use their best efforts to obtain other purchasers, subject to OTS approval. Completion of the sale of all shares of Conversion Stock not sold in the Subscription Offering and Community Offering is required within 45 days after termination of the Subscription Offering, subject to extension of such 45-day period by the Holding Company and the Association with the approval of the OTS. The Holding Company and the Association may jointly seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Conversion Stock. In connection with such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the OTS in approving the extensions. Completion of the sale of all shares of Conversion Stock is required within 24 months after the date of the Special Meeting. The Association may elect to pay fees on a per share basis to brokers who assist Persons in determining to purchase Conversion Stock in the Community Offering and Syndicated Community Offering.

 5.     Stock Offering
        --------------

        A.     Total Number of Shares and Purchase Price of Conversion Stock
               -------------------------------------------------------------

        The total number of shares of Conversion Stock to be issued and sold in the Conversion will be determined jointly by the Boards of Directors of the Holding Company and the Association prior to the commencement of the Subscription Offering, subject to adjustment if necessitated by market or financial conditions prior to consummation of the Conversion. In particular, the total number of shares may be increased by up to 15% of the number of shares offered in the Subscription and Community Offering if the Estimated Price Range is increased subsequent to the commencement of the Subscription and Community Offering to reflect changes in market and financial conditions.

        All shares of Conversion Stock offered for sale in the Subscription Offering, Community Offering, Syndicated Community Offering or Public Offering will be sold at a uniform price per share referred to in this Plan as the Purchase Price. The aggregate price for which all shares of Conversion Stock will be sold will be based on an independent appraisal of the estimated total pro forma market value of the Holding Company and the Association. The appraisal will be performed in accordance with OTS guidelines and will be made by an Independent Appraiser experienced in the area of thrift institution appraisals. The appraisal will include, among other

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things, an analysis of the historical and pro forma operating results and net worth of the Association and a comparison of the Holding Company, the Association and the Conversion Stock with comparable thrift institutions and holding companies and their respective outstanding capital stock.

        Prior to the commencement of the Subscription and Community Offerings, an Estimated Price Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The number of shares of Conversion Stock to be issued and the Purchase Price per share may be increased or decreased by the Association. In the event that the aggregate Purchase Price of the Conversion Stock to be issued in the Conversion is below the minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, resolicitation of purchasers may be required provided that up to a 15% increase above the maximum of the Estimated Price Range will not be deemed material so as to require a resolicitation. Up to a 15% increase in the number of shares to be issued which is supported by an appropriate change in the estimated pro forma market value of the Association or the Holding Company will not be deemed to be material so as to require a resolicitation of subscriptions. In the event that the aggregate Purchase Price of the Conversion Stock is below the minimum of the Estimated Price Range or in excess of 15% above the maximum of the Estimated Price Range, and a resolicitation is required, such resolicitation shall be effected in such manner and within such time as the Association shall establish, with the approval of the OTS, if required. Based upon the independent appraisal, the Boards of Directors of the Holding Company and the Association will jointly fix the Purchase Price. The Purchase Price for each share of Conversion Stock will be determined by dividing the estimated appraised aggregate pro forma market value of the Holding Company and the Association, based on the independent appraisal, by the total number of shares of Conversion Stock to be issued and sold by the Holding Company upon Conversion. If, following completion of the Subscription Offering and any Community Offering or Syndicated Community Offering, a Public Offering is effected, the Purchase Price for each share of Conversion Stock in the Public Offering will be the same as the Purchase Price in the Subscription and Community Offering. The price paid by the Underwriters for each share of Conversion Stock will be the Purchase Price less a negotiated underwriting discount.

        Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Association, the Holding Company and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Conversion Stock at the Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Association. If such confirmation is not received, the Association may cancel the Subscription and Community Offerings and/or any Syndicated Community Offering or Public Offering, extend the Conversion, establish a new Estimated Price Range, extend, reopen or hold new Subscription, Community or Syndicated Community Offerings, or take such other action as the OTS may permit.

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        B.     Purchase by the Holding Company of the Stock of the Association
               ---------------------------------------------------------------

        Upon the consummation of the sale of all of the Conversion Stock, the Holding Company will purchase from the Association all of the capital stock of the Association to be issued by the Association in the Conversion in exchange for the Conversion proceeds that are not permitted to be retained by the Holding Company.

        The Holding Company will apply to the OTS to retain up to 50% of the proceeds of the Conversion. The Conversion proceeds will provide economic strength to the Holding Company and the Association for the future in a highly competitive and regulated environment and would facilitate expansion through acquisitions, diversification into other related businesses and for other business and investment purposes, including the payment of dividends and future repurchases of Conversion Stock.

        C.     Subscription Rights
               -------------------

        Non-transferable Subscription Rights to purchase shares will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, and Other Members as set forth below.

               1.     Preference Category No. 1:  Eligible Account Holders
                      ----------------------------------------------------

               Each Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Conversion Stock in an amount equal to the greater of $300,000, one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders as of the Eligibility Record Date. If sufficient shares are not available, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares, and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion as his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

               Non-transferable Subscription Rights to purchase Conversion Stock received by directors and Officers of the Association and their Associates, based on their increased deposits in the Association in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

               2.     Preference Category No. 2:  Tax-Qualified Employee Plans
                      --------------------------------------------------------

               Each Tax-Qualified Employee Plan shall be entitled to receive non-transferable Subscription Rights to purchase up to 10% of the shares of Conversion Stock, provided that singly or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of the Conversion Stock.

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        Subscription Rights received pursuant to this Category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any other provision of this Plan to the contrary, the Tax-Qualified Employee Plans shall have a first priority Subscription Right to the extent that the total number of shares of Conversion Stock sold in the Conversion exceeds the maximum of the appraisal range as set forth in the subscription prospectus.

               3.     Preference Category No. 3: Supplemental Eligible Account
                      --------------------------------------------------------
Holders
-------

               Each Supplemental Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Conversion Stock in an amount equal to the greater of $300,000, one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in the converting Association, in each case on the Supplemental Eligibility Record Date.

               Subscription Rights received pursuant to this category shall be subordinated to all Subscription Rights received by Eligible Account Holders and Tax-Qualified Employee Plans pursuant to Category Nos. 1 and 2 above.

               Any non-transferable Subscription Rights to purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such person pursuant to this Category.

               In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion as his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

               4.     Preference Category No. 4:  Other Members
                      -----------------------------------------

               Each Other Member shall receive non-transferable Subscription Rights to subscribe for shares of Conversion Stock remaining after satisfying the subscriptions provided for under Category Nos. 1 through 3 above, subject to the following conditions:

                      a. Each Other Member shall be entitled to subscribe for an amount of shares equal to the greater of $300,000, or one-tenth of one percent (.10%) of the total offering of shares, to the extent that Conversion Stock is available.

                      b. In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated among the subscribing

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               Other Members pro rata in the same proportion as his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on the Association's mutual charter and bylaws in effect on the date of approval by members of this Plan of Conversion.

        D.     Community Offering, Syndicated Offering and Public Offering
               -----------------------------------------------------------

               1. Any shares of Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering and/or a Syndicated Community Offering. This will involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the Local Community. Any Community Offering or a Syndicated Community Offering, shall be for a period of not more than 45 days unless extended by the Holding Company and the Association, and shall commence concurrently with, during or promptly after the Subscription Offering. Each share of Conversion Stock will be offered for sale at the Purchase Price in the Community Offering or any Syndicated Community Offering. The Holding Company and the Association may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in a Community Offering or Syndicated Community Offering. The Holding Company and the Association may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Community Offerings or any Syndicated Community Offering, and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Conversion Stock will be offered and sold in the Community Offering and any Syndicated Community Offering in accordance with OTS regulations, so as to achieve the widest distribution of the Conversion Stock. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase more than $300,000 of Conversion Stock offered in the Community Offering and any Syndicated Community Offering. Further, the Association may limit total subscriptions under this Section 5.D.1 so as to assure that the number of shares available for the Public Offering may be up to a specified percentage of the number of shares of Conversion Stock.

               In the event orders for Conversion Stock in the Community Offering or Syndicated Community Offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first, to cover orders of natural persons residing in the Local Community, and thereafter, on a pro rata basis, to such persons based on the amount of their respective orders.

               The Association and the Holding Company, in their sole discretion, may reject orders, in whole or in part, received from any Person under this Section 5.D.

               2. Any shares of Conversion Stock not sold in the Subscription Offering, the Community Offering or any Syndicated Community Offering, if any, shall then be sold to the Underwriters for resale to the general public in the Public Offering. It is expected that the Public Offering will commence as soon as practicable after termination of the Subscription Offering and any Community Offering or Syndicated Community Offering.

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        The Public Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided in Section 5 hereof. Each share of Conversion Stock will be offered for sale in the Public Offering at the Purchase Price less any underwriting discount as provided in Section 5.A hereof, and set forth in the underwriting agreement between the Holding Company, the Association and the Underwriters. Such underwriting agreement shall be filed with the OTS and the SEC.

             3. If for any reason a Public Offering of unsubscribed shares of Conversion Stock cannot be effected and any shares remain unsold after the Subscription Offering and any Community Offering/Syndicated Community Offering, the Boards of Directors of the Holding Company and the Association will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws.

        E.   Additional Limitations Upon Purchases of Shares of Conversion Stock
             -------------------------------------------------------------------

        The following additional limitations shall be imposed on all purchases of Conversion Stock in the Conversion:

             1. The maximum purchase of Conversion Stock in the subscription offering by any person or group of persons through a single account is $300,000. No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may purchase more than $400,000 of Conversion Stock, except for the Tax-Qualified Employee Plans which may subscribe for up to 10% of the Conversion Stock issued in the Conversion. For purposes of this paragraph, an Associate of a Person does not include a Tax-Qualified or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax-Qualified or Non-Tax Qualified Employee Plans attributed to a Person shall not be aggregated with shares purchased directly by or otherwise attributable to that Person.

             2. Directors and Officers and their Associates may not purchase in all categories in the Conversion an aggregate of more than 29.0% of the Conversion Stock. For purposes of this paragraph, an Associate of a Person does not include any Tax-Qualified Employee Plan. Moreover, any shares attributable to the Officers and directors and their Associates, but held by one or more Tax-Qualified Employee Plans shall not be included in calculating the number of shares which may be purchased under the limitation in this paragraph.

             3. The minimum number of shares of Conversion Stock that may be purchased by any Person in the Conversion is 25 shares, provided sufficient shares are available.

             4. The Boards of Directors of the Holding Company and the Association may, in their sole discretion, increase the maximum purchase limitation referred to in subparagraph 1 above up to 9.99%, provided that orders for shares exceeding 5% of the shares being offered in the Subscription Offering shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription Offering. Requests to purchase additional shares of Conversion Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth in this
        Section 5.

        Depending upon market and financial conditions, the Boards of Directors of the Holding Company and the Association, with the approval of the OTS and without further approval of the Members, may increase or decrease any of the above purchase limitations.

        For purposes of this Section 5, the directors of the Holding Company and the Association shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

        Each Person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.

        F. Restrictions and Other Characteristics of Conversion Stock Being Sold
           ---------------------------------------------------------------------

           1. Transferability. Shares purchased by directors or Officers may not
              ---------------
        be sold or otherwise disposed of for value for a period of one year from the date of Conversion, except for any disposition of such shares (i) following the death of the original purchaser, or (ii) resulting from an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities. Any transfers that could result in a change of control of the Association or the Holding Company or result in the ownership by any Person or group acting in concert of more than 10% of any class of the Association's or the Holding Company's equity securities are subject to the prior approval of the OTS.

           The certificates representing shares of Conversion Stock issued to directors and Officers shall bear a legend giving appropriate notice of the one-year holding period restriction. Appropriate instructions shall be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of common stock of the Holding Company subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for Holding Company or Association directors and Officers as may be then applicable to such restricted stock.

           No director or Officer of the Holding Company or of the Association, or Associate of such a director or Officer, shall purchase any outstanding shares of capital stock of the Holding Company for a period of three years following the Conversion without the prior written approval of the OTS, except through a broker or dealer registered with the SEC or in a "negotiated transaction" involving more than one percent of the then-outstanding shares of common stock of the Holding Company. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

           2. Stock Repurchase and Dividend Rights. Section 563b.3(g)(3) of the
              ------------------------------------
        Rules and Regulations of the OTS prohibits the Holding Company from repurchasing its capital stock within one year following the Conversion, except that open market stock repurchases of up to 5% of its outstanding capital stock may be permitted if extraordinary circumstances exist. The Holding Company must establish, to the satisfaction of the OTS, compelling and valid business purpose for any repurchases within one year of the Conversion, and provide notice to the OTS at least 10 days prior to the commencement of a repurchase program. The OTS will not object to a repurchase program if (i) it does not adversely affect the Association's financial condition, (ii) the Association demonstrates extraordinary circumstances and a compelling and valid business purpose for the repurchase program consistent with the Association's business plan, and (iii) the repurchase program is not contrary to other applicable regulations. The foregoing stock repurchase restrictions also shall not apply to an offer to repurchase the Holding Company's capital stock on a pro rata basis made to all holders of capital stock of the Holding Company. Any such offer shall be subject to the prior non-objection of the OTS. A repurchase of qualifying shares of a director also shall not be deemed to be a repurchase for purposes of this Section 5.F.2.

           OTS regulations also provide that the Association may not declare or pay a cash dividend on or repurchase any of its stock (i) if the result thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account to be established pursuant to Section 13 hereof, and (ii) except in compliance with requirements of Section 563.134 of the Rules and Regulations of the OTS.

           3. Voting Rights. After Conversion, holders of deposit accounts will
              -------------
        not have voting rights in the Association or the Holding Company. Exclusive voting rights as to the Association will be vested in the Holding Company, as the sole stockholder of the Association. Voting rights as to the Holding Company will be held exclusively by its stockholders.

G.      Exercise of Subscription Rights; Order Forms
        --------------------------------------------

                  1. If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the subscription prospectus and Order Form may be sent to each Eligible Account Holder, Tax-Qualified Employee Plan, Supplemental Eligible Account Holder, and Other Member, at their last known address as shown on the records of the Association. However, the Association may, and if the Subscription Offering commences after the Special Meeting the Association shall, furnish a subscription prospectus and Order Form only to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, and Other Members who have returned to the Association by a specified date prior to the commencement of the Subscription Offering a post card or other written communication requesting a subscription prospectus and Order Form. In such event, the Association shall provide a postage-paid post card for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders, Tax-Qualified Employee Plans or Supplemental Eligible Account Holders who are not Members on the Voting Record Date.

                  2. Each Order Form will be preceded or accompanied by a subscription prospectus describing the Holding Company and the Association and the shares of Conversion Stock being offered for subscription and containing all other information required by the OTS or the SEC or necessary to enable Persons to make informed investment decisions regarding the purchase of Conversion Stock.

                  3. The Order Forms (or accompanying instructions) used for the Subscription Offering and any Community/Syndicated Offering will contain, among other things, the following:

                          (i) A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, and Other Members;

                         (ii) A specified expiration date by which Order Forms must be returned to and actually received by the Association or its representative for purposes of exercising Subscription Rights, which date will be not less than 20 days after the Order Forms are mailed by the Association;

                        (iii) The Purchase Price to be paid for each share subscribed for when the Order Form is returned;

                         (iv) A statement that 25 shares is the minimum number of shares of Conversion Stock that may be subscribed for under the Plan;

                          (v) A specifically designated blank space for indicating the number of shares being subscribed for;

               (vi) A set of detailed instructions as to how to complete the Order Form including a statement as to the available alternative methods of payment for the shares being subscribed for;

               (vii) Specifically designated blank spaces for dating and signing the Order Form;

               (viii) An acknowledgment that the subscriber has received the subscription prospectus;

               (ix) A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by the Holding Company and the Association, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to the Association or its representative by the expiration date, together with required payment of the Purchase Price for all shares of Conversion Stock subscribed for;

               (x) A statement that the Subscription Rights are non-transferable and that all shares of Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

               (xi) A statement that, after receipt by the Association or its representative, an order may not be modified, withdrawn or canceled without the consent of the Association.

               H.      Method of Payment
                       -----------------

        Full payment for all shares of Conversion Stock at the Purchase Price per share must accompany all completed Order Forms. Payment may be made in cash (if presented in Person), by check, or, if the subscriber has a Deposit Account in the Association (including a certificate of deposit), the subscriber may authorize the Association to charge the subscriber's account. Payment may not be made by wire transfer or any other electronic transfer of funds.

        If a subscriber authorizes the Association to charge his or her account, the funds will continue to earn interest, but may not be used by the subscriber until all Conversion Stock has been sold or the Plan is terminated, whichever is earlier. The Association will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties with the exception of prepaid interest in the form of promotional gifts. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Conversion Stock under the Plan. Interest will also be paid, at not less than the then-current passbook rate, on all orders paid in cash, by check or money lorder, from the date payment is received until consummation of the Conversion. Payments made in cash, by check or money order will be placed by the Association in an escrow or other account established specifically for this purpose.

          In the event of an unfilled amount of any order, the Association will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after consummation of the Conversion. If for any reason the Conversion is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at the Association.

          If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but may pay for such shares of Conversion Stock subscribed for upon consummation of the Conversion. In the event that, after the completion of the Subscription Offering, the number of shares to be issued is increased above the maximum of the appraisal range included in the Prospectus, the Tax-Qualified and Non-Tax Qualified Employee Plans shall be entitled to increase their subscriptions by a percentage equal to the percentage increase in the number of shares to be issued above the maximum of the appraisal range, provided that such subscriptions shall continue to be subject to applicable purchase limits and stock allocation procedures.

     I.   Undelivered, Defective or Late Order Forms; Insufficient Payment
          ----------------------------------------------------------------

          The Boards of Directors of the Holding Company and the Association shall have the absolute right, in their sole discretion, to reject any Order Form, including but not limited to, any Order Forms which (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located); (ii) are not received back by the Association or its representative, or are received after the termination date specified thereon; (iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Conversion Stock subscribed for (including cases in which the subscribers' Deposit Accounts or certificate accounts are insufficient to cover the authorized withdrawal for the required payment); (v) are photocopies or facsimiles of the printed Order Forms mailed to each Person; or (vi) are submitted by or on behalf of a Person whose representations the Boards of Directors of the Holding Company and the Association believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. In such event, the Subscription Rights of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. The Association may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Association may specify. The interpretation of the Holding Company and the Association of the terms and conditions of this Plan and of the proper completion of the Order Form will be final, subject to the authority of the OTS.

     J.   Transfer of Subscriptions Prohibited
          ------------------------------------

          Subscription Rights are nontransferable, and it is a violation of Federal law to either transfer or attempt to transfer Subscription Rights. Persons who transfer or attempt to transfer their Subscription Rights may be prosecuted and will risk forfeiture of such Subscription Rights.

     K.   Member in Non-Qualified States or in Foreign Countries
          ------------------------------------------------------

          The Holding Company and the Association will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Conversion Stock pursuant to the Plan reside. However, no shares will be offered or sold under the Plan of Conversion to any such Person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of Persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or as to which the Holding Company and the Association determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Holding Company or the Association or any of their officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of Subscription Rights to any such Person.

6.   Federal Stock Charter and Bylaws
     --------------------------------

     A. As part of the Conversion, the Association will take all appropriate steps to amend its charter to read in the form of federal stock savings association charter as prescribed by the OTS. A copy of the proposed stock charter is available upon request. By their approval of the Plan, the Members of the Association will thereby approve and adopt such charter.

     B. The Association will also take appropriate steps to amend its bylaws to read in the form prescribed by the OTS for a federal stock savings institution. A copy of the proposed federal stock bylaws is available upon request.

     C. The effective date of the adoption of the Association's federal stock charter and bylaws shall be the date of the issuance and sale of the Conversion Stock as specified by the OTS.

7. Holding Company Certificate of Incorporation
   --------------------------------------------

   A copy of the proposed certificate of incorporation or charter of the Holding Company will be made available from the Association upon request.

8. Directors of the Association
   ----------------------------

   Each Person serving as a member of the Board of Directors of the Association at the time of the Conversion will thereupon become a director of the Association after the Conversion.

9. Stock Benefit Plans
   -------------------

   In order to provide an incentive for directors, Officers and employees of the Holding Company and its subsidiaries (including the Association), the Board of Directors of the Holding Company intends to adopt, subject to shareholder approval, a stock option and incentive plan and a stock recognition and retention plan following completion of the Conversion.

10. Contributions to Tax-Qualified Employee Plans
    ---------------------------------------------

    The Association and the Holding Company may in their discretion make scheduled contributions to any Tax-Qualified Employee Plans, provided that any such contributions which are for the acquisition of Conversion Stock, or the repayment of debt incurred for such an acquisition, do not cause the Association to fail to meet its regulatory capital requirements.

11. Securities Registration and Market Making
    -----------------------------------------

    Promptly following the Conversion, the Holding Company will register its common stock with the SEC pursuant to the Exchange Act. In connection with the registration, the Holding Company will undertake not to deregister such common stock, without the approval of the OTS, for a period of three years thereafter.

    The Holding Company shall use its best efforts to encourage and assist two or more Market Makers to establish and maintain a market for its common stock promptly following Conversion. The Holding Company will also use its best efforts to cause its common stock to be quoted on the Nasdaq System or to be listed on a national or regional securities exchange.

12. Status of Deposit Accounts and Loans Subsequent to Conversion
    -------------------------------------------------------------

    Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or Accounts in the Association, equal in amount to the withdrawable value of such account holder's Deposit Account or Accounts prior to the Conversion. All Deposit Accounts will continue to be insured by the Federal Deposit Insurance Corporation up to the applicable limits of insurance coverage, and shall be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Association at the time of the Conversion. All loans shall retain the same status after Conversion as these loans had prior to Conversion.

13. Liquidation Account
    -------------------

    For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Association a priority in the event of a complete liquidation of the Association, the Association will, at the time of Conversion, establish a liquidation account in an amount equal to the net worth of the Association as shown on its latest statement of financial condition contained in the final offering circular used in connection with the Conversion. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the regulatory capital accounts of the Association; provided, however, that such regulatory capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount balance").

    The initial subaccount balance of a Deposit Account held by an Eligible Account Holder or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction, the numerator of which is the amount of the Qualifying Deposit in the Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders on such record dates in the Association. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

    If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

    In the event of a complete liquidation of the Association (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the Federal Deposit Insurance Corporation, shall be considered to be a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

14. Restrictions on Acquisition of the Association
    ----------------------------------------------

    Regulations of the OTS limit acquisitions, and offers to acquire, direct or indirect beneficial ownership of more than 10% of any class of an equity security of the Association or the Holding Company. In addition, consistent with the regulations of the OTS, the charter of the Association shall provide that for a period of five years following completion of the Conversion: (i) no Person (i.e., no individual, group acting in concert, corporation, partnership, association, joint stock company, trust, or unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution) shall directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of the Association's equity securities. Shares beneficially owned in violation of this charter provision shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matter submitted to the shareholders for a vote. This limitation shall not apply to any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Association by a corporation whose ownership is or will be substantially the same as the ownership of the Association, provided that the offer or acquisition is made more than one year following the date of completion of the Conversion; (ii) shareholders shall not be permitted to cumulate their votes for elections of directors; and (iii) special meetings of the shareholders relating to changes in control or amendment of the charter may only be called by the Board of Directors.

15. Amendment or Termination of the Plan
    ------------------------------------

    If necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and proxy materials to the Members by a two-thirds vote of the respective Boards of Directors of the Holding Company and the Association. After submission of the Plan and proxy materials to the Members, the Plan may be amended by a two-third vote of the respective Boards of Directors of the Holding Company and the Association only with the concurrence of the OTS. Any amendments to the Plan made after approval by the Members with the concurrence of the OTS shall not necessitate further approval by the Members unless otherwise required.

    The Plan may be terminated by a two-third vote of the Association's Board of Directors at any time prior to the Special Meeting of Members, and at any time following such Special Meeting with the concurrence of the OTS. In its discretion, the Board of Directors of the Association may modify or terminate the Plan upon the order or with the approval of the OTS and without further approval by Members. The Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months of the date of the Special Meeting. A specific resolution approved by a majority of the Board of Directors of the Association is required in order for the Association to terminate the Plan prior to the end of such 24-month period.

16. Expenses of the Conversion
    --------------------------

    The Holding Company and the Association shall use their best efforts to assure that expenses incurred by them in connection with the Conversion shall be reasonable.

17. Tax Matters
    -----------

    Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service or an opinion of tax counsel or other tax advisor with respect to federal taxation, and either a ruling of the Illinois taxation authorities or an opinion of tax counsel or other tax advisor with respect to Illinois taxation, to the effect that consummation of the transactions contemplated herein will not be taxable to the Holding Company or the Association.

18. Extension of Credit for Purchase of Common Stock
    ------------------------------------------------

    The Association may not knowingly loan funds or otherwise extend credit to any Person to purchase in the Conversion shares of Conversion Stock.

Adopted on October 17, 2000.